Exhibit 4.9
AMENDMENT NO. l
Dated February 28, 2011
     THIS AMENDMENT NO 1 (“Amendment 1”) to that certain Loan and Security Agreement No. 1451 dated as of December 30, 2008 (“Agreement”), by and between Lighthouse Capital Partners VI, L.P., (“Lender”) and Kior, Inc. (“Borrower”).
RECITALS
     WHEREAS, Borrower and Lender have previously entered into that certain Loan and Security Agreement No. 1451 dated December 30, 2008 (the “Agreement”) (all capitalized terms not otherwise defined herein are defined in the Agreement);
     WHEREAS, Borrower has requested that Lender modify certain terms of its existing equipment loan financing; and
     WHEREAS, Lender has agreed to do so under the Agreement, subject to all of the terms and conditions hereof and of the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree to modify the Agreement and to perform such other covenants and conditions as follows:
     I. Section 1.1, the following definitions shall be added to the Agreement:
“Amendment 1” means this Amendment No. 1 to Loan and Security Agreement by and Borrower and Lender.
“Columbus” means Kior Columbus LLC, a limited liability company organized under the laws of Delaware and a wholly-owned subsidiary of Borrower.
“Interest Only Period” means the period commencing on February 1, 2011 and continuing through the day immediately preceding the Loan Commencement Date.
“New Warrant” means the warrant agreement in the form attached to this Amendment 1 as Exhibit C-2.
“Subsidiary” means any entity of which a majority of the outstanding capital interest entitled to vote for the election of directors (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.
     II. Section 1.1, the following definitions of the Agreement shall be deleted in its entirety and replaced with the following:
“Basic Rate” a per annum rate of interest equal to (i) 10% during the Interest Only Period and (ii) 7.5% on and after the Loan Commencement Date.

“Disclosure Schedule” means the updated schedule attached as Schedule 1-1 hereto.
“Loan Documents” means, collectively, the Agreement, Amendment 1, the Warrant, the Notes, and all other documents, instruments and agreements entered into between Borrower or any Subsidiary or affiliate of Borrower and Lender in connection with the Loan, all as amended or extended from time to time.
“Incumbency Certificate” means the document in the form of Exhibit E attached to the Agreement for Borrower and in the form of Exhibit E-1 attached to this Amendment 1.
“Loan Commencement Date” means March 1, 2012.
“Note” means collectively the Amended and Restated Secured Promissory Note (the “LCP Amended Note”) in the form of Exhibit B-1 attached to Amendment 1, which shall amend and restate the Notes issued by Borrower to Lender on (i) February 26, 2009 in the principal amount of $576,l90.81; (ii) March 13, 2009 in the principal amount of $100,092.54; (iii) April 3, 2009 in the principal amount of $1,864,400.86; (iv) May 1, 2009 in the principal amount of $377,698.02; (v) June 1, 2009 in the principal amount of $300,333.71; (vi) July l, 2009 in the principal amount of $169,844.64; (vii) July 31, 2009 in the principal amount of $6,200,939.00; (viii) September 1, 2009 in the principal amount of $362,258.63; and (ix) September 30, 2009 in the principal amount of $628,241.79.
“Warrant” or “Warrants” means the Warrant in favor of each of the Lender and its affiliates to purchase securities of Borrower substantially in the form of Exhibit C attached to the Agreement and the New Warrants in the form of Exhibit C-2 attached to this Amendment 1.
     III. Section 5 of the Agreement. Section 5.3 of the Agreement shall be deleted and replaced with the following:
5.3 Disclosure Schedule. All information on the Disclosure Schedule is true, correct and complete as of the date of this Amendment 1.
     IV. Section 6 of the Agreement. Section 6.1 of the Agreement shall be deleted and replaced with the following:
6.1 Good Standing and Compliance. Borrower and its Subsidiaries shall maintain all governmental licenses, rights and agreements necessary for its operations or business and comply in all material respects with all statutes, laws, ordinances and government rules and regulations to which it is subject, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
     V. Section 6 of the Agreement. Section 6.10 of the Agreement shall be deleted and replaced with the following:
6.10 Taxes. Borrower and its Subsidiaries shall file all required tax returns, and shall pay all taxes they owe other than where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

     VI. Section 6 of the Agreement. A new Section 6.11 shall be added:
6.11 Issuance of New Warrants. On or before March 31, 2011. Borrower shall issue to Lender a New Warrant for the purchase of the $50,000 of Borrower’s Series C Preferred Stock, which series of preferred stock is to be authorized, designated, issued and sold for purposes of an equity financing of Borrower after the date hereof in the amount of at least $60,000,000 (the “Series C Offering”). In the event that the Series C Offering is not completed by such date, then in such event, Borrower shall issue to Lender a New Warrant for the purchase of 5,081 shares of Borrower’s existing Series B Preferred Stock, with an exercise price of $9.84, and Borrower shall take all steps necessary to authorize additional shares of Series B Preferred Stock (with identical terms, rights and privileges as the authorized and issued Series B Preferred Stock) for issuance under the New Warrant, including the amendment of Borrower’s Amended and Restated Certificate of Incorporation of Kior, Inc. Borrower’s failure to issue and deliver the New Warrants to Lender by March 31, 2011 shall be an Event of Default.
     VII. Section 7. Section 7.10 shall be deleted in its entirety.
     VIII. Section 8. Section 8.5 shall be deleted and replaced with the following:
8.5 Other Agreements. There is a default in any agreement to which Borrower is a party, including any loan agreement with Lender, resulting in a right by a third party, whether or not exercised, to accelerate the maturity of any Indebtedness, in an amount greater than $200,000.
     IX. Conditions Precedent to the effectiveness of Amendment 1:
     The obligation of Lender to enter into this Amendment 1 is subject to the performance and fulfillment of each and every of the following conditions precedent in form and substance satisfactory to Lender in its sole discretion:
     (a) This Amendment 1 shall have been duly executed and delivered by Borrower.
     (b) The LCP Amended Note shall have been duly executed and issued by Borrower to Lender.
     (c) Without limiting the foregoing or Lender’s rights or Borrower’s Obligations under the Agreement, such consents, including the approvals of Borrower’s board of directors, amendments, filings, recordations, or other documents from any persons or entities necessary to maintain the perfection and priority of Lender’s security interest in the Collateral as amended hereby and as originally configured, in form and substance satisfactory to Lender in its sole discretion, shall have been delivered by Borrower to Lender.
     (d) A good standing certificate from Borrower’s state of incorporation or formation and the state in which Borrower’s principal place of business is located, together with certificates of the applicable governmental authorities stating that Borrower is in compliance with the franchise tax laws of each such state, each dated as of a recent date shall have been delivered to Lender.

     (e) All necessary consents of shareholders, members, and other third parties with respect to the execution, delivery and performance of this Amendment 1, and the other Loan Documents shall have been delivered to Lender.
     X. Additional Terms and Conditions
     (a) Further Conditions. The following are conditions precedent to Lenders’ obligations hereunder, without delivery and performance of which to Lenders’ satisfaction, the original payment terms of the Loan Documents and the Notes shall remain in full force and effect, unamended hereby:
          (i) Borrower shall deliver an Incumbency Certificate, in the form attached hereto as Exhibit E-1, certified by responsible officers of Borrower, and attachments thereto including the resolutions adopted by Borrower’s board of directors authorizing the execution and delivery of this Amendment 1 and the other documents referred to in this Amendment 1 and the performance by Borrower of its obligations under such documents.
          (ii) Borrower shall execute and deliver all other documents, as Lenders shall have reasonably requested prior to the execution by Borrower and Lender of this Amendment 1.
          (iii) Borrower shall agree to pay all reasonable Lender’s Expenses up to a maximum of $5,000 for the preparation and negotiation of this Amendment 1 when requested.
     (b) Representations and Warranties of Borrower. Giving effect to this Amendment 1 and the Disclosure Schedules attached hereto and made a part hereof, Borrower reaffirms the representations and warranties made to Lender in the Agreement as of the date hereof as though fully set forth herein. Borrower further warrants and represents, as a significant material inducement to Lender to enter hereinto, that: (i) no Events of Default have occurred that have not been disclosed to Lender by Borrower in writing; and (ii) it is not and has no reason to believe it may be named as a party to any judicial or administrative proceeding, litigation or arbitration, and has not received any communication from any person or entity (whether private or governmental) threatening or indicating the same, except as previously disclosed to Lender in writing.
     (c) No Control. Borrower warrants and represents, as a significant material inducement to Lender to enter hereinto, that none of Lender nor, to the Borrower’s knowledge, any affiliate, officer, director, employee, agent, or attorney of Lender, have at any time, from Borrowers date of formation through to the date hereof, (i) exercised management or other control over the Borrower, (ii) exercised undue influence over Borrower or any of its officers. employees or directors, (iii) made any representation or warranty, express or implied, to any party on behalf of Borrower, (iv) entered into any joint venture, agency relationship, employment relationship, or partnership with Borrower, (v) directed or instructed Borrower on the manner, method, amount, or identity of payee of any payment made to any creditor of Borrower, and further, Borrower warrants and represents that by entering hereinto with Lender has not, are not and will not have engaged in any of the foregoing.
     XI. Integration Clause. This Amendment 1, together with all Loan Documents required to be entered into in connection with this Amendment 1, represents and documents the entirety of the agreement and understanding of the parties hereto with respect to its subject matter. All prior understandings, whether oral or written, other than the Loan Documents, are hereby merged hereinto. NONE OF THE AGREEMENT OR THIS AMENDMENT 1 MAY BE MODIFIED EXCEPT BY A WRITING SIGNED BY LENDERS AND BORROWER. Each provision hereof shall be severable from every other provision when determining its legal enforceability such that Lenders’ rights and remedies under this Amendment 1 and the Agreement may be enforced to the maximum extent permitted under applicable law. This Amendment 1 shall be binding upon, and inure to the benefit of, each party’s respective permitted successors and assigns. This Amendment 1 may be executed in counterpart originals, all of which, when taken together. shall constitute one and the same original document. No provision of any other document between Lenders and Borrower shall limit the effectiveness hereof or the rights and remedies of Lenders against Borrower.
Except as amended hereby, the Agreement remains unmodified and unchanged.

BORROWER:			LENDER:

Kior, Inc.			Lighthouse Capital Partners VI, L.P.
			By:	Lighthouse Management
Partners VI, L.L.C., its general
partner

By:	/s/ Fred Cannon		By:	/s/ Ryan Turner

	Name:	Fred Cannon		Name:	Ryan Turner

	Title:	CEO		Title:	Managing Director

Attachments

Exhibit B-1	Amended and Restated Promissory Note
Exhibit C-1	Form of New Warrant
Exhibit E-1	Form of Incumbency Certificate

Schedule 1-1	Disclosure Statement

EXHIBIT B-1
$2,416,338.04
Amended and Restated Secured Promissory Note
This Amended and Restated Secured Promissory Note (this “Note”) is made effective February 1 2011, by Kior, Inc. (“Borrower”) in favor of Lighthouse Capital Partners VI, L.P. (collectively with its assigns, “Lender”) and amends, restates and replaces in its entirety those certain Secured Promissory Notes dated (i) February 26, 2009 in the principal amount of $576,190.81; (ii) March 12, 2009 in the principal amount of $100,092.54; (iii) April 3, 2009 in the principal amount of $1,864,400.86; (iv) May l, 2009 in the principal amount of $377,698.02; (v) June 1, 2009 in the principal amount of $300,333.71; (vi) July 1, 2009 in the principal amount of $169,844.64; (vii) July 31, 2009 in the principal amount of $6,200,939.00; (viii) September 1, 2009 in the principal amount of $362,258.63; and (ix) September 30, 2009 in the principal amount of $628,241.79, made by Borrower in favor of Lender pursuant to that certain Loan and Security Agreement No. 1451 between Borrower and Lighthouse Capital Partners VI, L.P. (“Lender”) dated December 30, 2008 (the “Loan Agreement”). Initially capitalized terms used and not otherwise defined herein shall have the meaning defined in the Loan Agreement.
For Value Received, Borrower promises to pay in lawful money of the United States, to the order of Lender, at 3555 Alameda de las Pulgas, Suite 200, Menlo Park, CA 94025, or such other place as Lender may from time to time designate (“Lender’s Office”), the principal sum of $2,416,338.04 (the “Advance”), including interest on the unpaid balance and all other amounts due or to become due hereunder according to the terms hereof and of the Loan Agreement.
“Amendment Fee” means $50,000; $10,000 of which has been paid as of the date hereof; the remaining $40,000 of which shall be due and payable on the Maturity Date.
“Basic Rate” a per annum rate of interest equal to (i) 10% during the Interest Only Period and (ii) 7.5% on and after the Loan Commencement Date.
“Final Payment” means $375,000.
“Interest Only Period” means the period commencing on February 1, 2011 and continuing through the day immediately preceding the Loan Commencement Date.
“Loan Commencement Date” means March 1, 2012.
“Maturity Date” means the last day of the Repayment Period, or if earlier, the date of prepayment under the Note.
“Payment Date” means the first day of each calendar month.
“Prepayment Fee” means (i) 3% of the outstanding principal amount being prepaid for any prepayment made on or before December 31, 2011; (ii) 2% of the outstanding principal amount being prepaid for any prepayment made during calendar year 2012; and (iii) 1% of the

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outstanding principal amount being prepaid for any prepayment made during calendar year 2013 or thereafter.
"Repayment Period” means the period beginning on the Loan Commencement Date and continuing for 24 calendar months.
1. Repayment. Borrower shall pay principal and interest due hereunder from the Funding Date, until this Note is paid in full, on each Payment Date pursuant to the terms of the Loan Agreement and this Note. Prior to the Loan Commencement Date, Borrower shall pay to Lender, monthly in advance on each Payment Date, interest calculated using the Basic Rate. Beginning on the Loan Commencement Date and on each Payment Date thereafter during the Repayment Period, Borrower shall make equal installments of principal and interest in advance, calculated at the Basic Rate. On the Maturity Date, Borrower shall pay, in addition to all unpaid principal and interest outstanding hereunder, the Final Payment and the Amendment Fee.
2. Interest. Interest not paid when due will, to the maximum extent permitted under applicable law, become part of principal, at Lender’s option, and thereafter bear like interest as principal. All interest computation shall be based on a 360-day year and actual days elapsed prior to the Loan Commencement Date and on a 360-day year and 30 day month on and after the Loan Commencement Date. All Obligations not paid when due shall bear interest at the Default Rate unless waived in writing by Lender. All amounts paid hereunder will be applied to the Obligations in Lender’s discretion and as provided in the Loan Agreement.
3. Voluntary Prepayment. Borrower may prepay the Note if and only if Borrower pays to Lender (i) the outstanding principal amount of this Note and any unpaid accrued interest; (ii) the Final Payment; (iii) the Prepayment Fee, if applicable; (iv) the Amendment Fee; and (v) all other sums, if any, that shall have become due and payable hereunder with respect to this Note.
4. Collateral. This Note is secured by the Collateral.
5. Waivers. Borrower, and all guarantors and endorsers of this Note, regardless of the time, order or place of signing, hereby waive notice, demand, presentment, protest, and notices of every kind. presentment for the purpose of accelerating maturity, diligence in collection, and, to the fullest extent permitted by law, all rights to plead any statute of limitations as a defense to any action on this Note.
6. Choice of Law; Venue. This Note shall be governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Lender hereby submits to the exclusive jurisdiction and venue of the State and Federal courts located in the City and County of San Francisco, State of California. Borrower and Lender each hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note. Each party further waives any right to consolidate any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
7. Miscellaneous. This Note may be modified only by a writing signed by Borrower and Lender. Each provision hereof is severable from every other provision hereof and of the

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Loan Agreement when determining its legal enforceability. sections and subsections are titled for convenience, and not for construction. “Hereof,” “herein,” “hereunder.” and similar words refer to this Note in its entirety. “Or” is not necessarily exclusive. “Including” is not limiting. The terms and conditions hereof inure to the benefit of and are binding upon the parties’ respective permitted successors and assigns. This Note is subject to all the terms and conditions of the Loan Agreement.
In Witness Whereof, Borrower has caused this Note to be executed by a duly authorized officer as of the day and year first above written.

Kior, Inc.
By:
Name:
Title:

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